Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES EXCELLAGEN POSTER PRESENTATONS AT

DESERT FOOT 9TH ANNUAL HIGH RISK DIABETIC FOOT CONFERENCE

Company Also Announces Excellagen Profiles in Excellence 2012

Article Published in Podiatry Management

SAN DIEGO, CA – November 13, 2012 – Cardium Therapeutics (NYSE MKT: CXM) today announced the presentation of two Excellagen® poster presentations at the Desert Foot 2012 High Risk Diabetic Foot Conference being held November 14-16, 2012, in Phoenix, AZ. Arthur J. Tallis, DPM, President and Medical Director of Associated Foot & Ankle Specialists in Phoenix, AZ, will display the results of three Excellagen case studies including a venous leg ulcer, neuropathic diabetic foot ulcer and dehisced surgical wound. In addition, Howard M. Kimmel, DPM, MBA, FACFAS, Senior Clinical Instructor, Case Western Reserve University School of Medicine in Cleveland, OH, will display two case studies involving non-healing diabetic foot ulcers. The majority of the patients’ wounds were classified as chronic and non-healing despite having undergone prior treatments, including Dermagraft. Drs. Tallis and Kimmel’s poster presentations can be viewed at http://www.excellagen.com/meetings-and-publications.html and additional Excellagen case studies are available at http://www.excellagen.com/surgical-wounds.html.

The Company also announced the publication of the Profiles in Excellence 2012 article, “Excellagen – Advanced Wound Care Made Simple”, in the October issue of Podiatry Management. The article outlines Excellagen’s ease of use, how easily it fits into existing wound care practices, saving physicians time and promoting patient compliance compared to other treatments requiring daily dressing changes and frequent product applications and physician visits. The article can be viewed at http://www.excellagen.com/pdf/ExcellagenProfile1012.pdf.

About Excellagen

Excellagen is a syringe-based, professional-use, pharmaceutically-formulated 2.6% fibrillar Type I bovine collagen gel that functions as an acellular biological modulator designed to accelerate the growth of granulation tissue and to activate the wound healing process. Excellagen is FDA-cleared for the treatment of neuropathic and diabetic foot ulcers, pressure ulcers, venous ulcers, surgical wounds, and other dermal wounds, and is intended for professional use following standard debridement procedures in the presence of blood cells and platelets, which are involved with the release of endogenous growth factors. Excellagen’s unique high-molecular weight fibrillar Type I bovine collagen gel formulation is topically applied through easy-to-control, pre-filled, sterile, single-use syringes and its viscosity-optimized gel formulation is designed for application at one-week intervals. Already-established standard CPT® procedure reimbursement codes may apply when Excellagen is used with surgical debridement procedures. As a new FDA-cleared product, Cardium is advancing forward with the reimbursement process for Excellagen with Medicare & Medicaid Services (CMS) and private insurance providers.

Cardium’s market research indicates that physicians seek easy-to-use products to reduce preparation time and facilitate product application – and Excellagen’s unique, ready-to-use syringe-based collagen gel requires no thawing or mixing. Excellagen’s flowable formulation allows for the effective delivery to wounds of varying shapes and surface contours. To learn more about Excellagen and for product ordering information, please visit http://www.excellagen.com and view the information video, “Excellagen: A New Wound Care Pathway for Diabetic Foot Ulcers”, at http://www.excellagen.com/excellagen-video.html.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s newly-acquired To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that results or trends observed in a clinical study or follow-on case studies will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®,

Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb

Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go

Brands® is a trademark of To Go Brands, Inc.